As filed with the Securities and Exchange Commission on September 23, 2014

Registration No. 333-157887
Registration No. 333-163161
Registration No. 333-173297
Registration No. 333-194939

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT NO. 333-157887
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT NO. 333-163161
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT NO. 333-173297
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT NO. 333-194939
UNDER THE SECURITIES ACT OF 1933

AUGUSTA RESOURCE CORPORATION

(Exact name of registrant as specified in its charter)

CANADA (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification Number)

Suite 555-999 Canada Place
Vancouver, British Columbia, Canada V6C 3E1
(Address of principal executive offices)

AUGUSTA RESOURCE CORPORATION STOCK OPTION PLAN,
AMENDED AND RESTATED AS OF JUNE 12, 2012

RESTRICTED SHARE UNIT AND RESTRICTED SHARE PLAN FOR
DESIGNATED PARTICIPANTS OF AUGUSTA RESOURCE
CORPORATION AND ITS AFFILIATES, AMENDED AND RESTATED
AS OF FEBRUARY 5, 2014

(Full titles of the plans)

CT Corporation

111 Eight Avenue, 13th Floor
New York, NY 10011
(212) 894-8940
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:

Mark L. Mandel, Esq.

Milbank Tweed Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York 10005
(212) 530-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-Accelerated Filer ☐ (do not check if a smaller reporting company)	Smaller Reporting Company ☐

DEREGISTRATION OF COMMON SHARES

The Post-Effective Amendments relate to the following Registration Statements of Augusta Resource Corporation, a corporation existing under the laws of Canada (the “Registrant”) on Form S-8 (collectively, the “Registration Statements”):

•                  Registration Statement No. 333-157887, registering 8,714,806 common shares, without par value, of Augusta (“Common Shares”) issuable under the Augusta Resource Corporation Stock Option Plan, adopted as of May 3, 2004, and as amended and restated as of June 1, 2007, as previously filed with the Securities and Exchange Commission (the “Commission”) on March 12, 2009;

•                  Registration Statement No. 333-163161, registering 2,040,720 Common Shares issuable under (i) the Augusta Resource Corporation Stock Option Plan, amended and restated as of June 11, 2009, and (ii) the Restricted Share Unit and Restricted Share Plan For Designated Participants of Augusta Resource Corporation and its Affiliates, adopted with effect from June 11, 2009, as previously filed with the Commission on November 17, 2009;

•                  Registration Statement No. 333-173297, registering 7,104,549 Common Shares issuable under (i) the Augusta Resource Corporation Stock Option Plan, amended and restated as of June 11, 2009, and (ii) the Restricted Share Unit and Restricted Share Plan For Designated Participants of Augusta Resource Corporation and its Affiliates, adopted with effect from June 11, 2009, as previously filed with the Commission on April 4, 2011; and

•                  Registration Statement No. 333-194939, registering 3,779,714 Common Shares issuable under (i) the Augusta Resource Corporation Stock Option Plan, amended and restated as of June 12, 2012, and (ii) the Restricted Share Unit and Restricted Share Plan For Designated Participants of Augusta Resource Corporation and its Affiliates, amended and restated as of February 5, 2014, previously filed with the Commission on April 1, 2014.

On February 10, 2014, HudBay Minerals Inc., a corporation organized under and governed by the federal laws of Canada (“Hudbay”), commenced an offer (the “Offer”) to purchase all of the issued and outstanding Common Shares not already owned by Hudbay or its affiliates in exchange for 0.315 of a Hudbay common share (each common share, a “Hudbay Share”).

On June 23, 2014, Hudbay and the Registrant entered into a support agreement (the “Support Agreement”).  In connection with the parties’ entry into the Support Agreement, Hudbay agreed to amend the Offer, as it previously had been amended, to increase to the consideration offered for each Common Share to 0.315 of a Hudbay Share and 0.17 of a warrant to acquire a Hudbay Share (each warrant, a “Hudbay Warrant”).

On July 16, 2014, Hudbay purchased 116,233,761 Common Shares validly deposited under the Offer and, as contemplated by the Support Agreement, extended the Offer to July 29, 2014 to permit shareholders an additional period to accept the Offer. On July 29, 2014, Hudbay purchased an additional 5,784,108 Common Shares validly deposited under the Offer.  Following the expiry of the Offer on July 29, 2014, Hudbay owned 145,076,454 (approximately 96%) of the issued and outstanding Common Shares.

On September 23, 2014, Hudbay completed its acquisition of the Registrant pursuant to an amalgamation agreement, dated as of August 22, 2014, by and among the Registrant, 8988285 Canada Inc. and Hudbay.

As a result of the consummation of the acquisition, the Registrant is no longer a public company and has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements.  In accordance with any undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Registrant that remain unsold at the termination of the offering, the Registrant hereby removes from registration all Common Shares registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on this 23rd day of September, 2014.

AUGUSTA RESOURCE CORPORATION

By:	/s/Patrick Donnelly
Patrick Donnelly
Vice President, General Counsel and Corporate Secretary and Director

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/David A. Garofalo	President and Chief Executive Officer
David A. Garofalo	(Principal Executive Officer)	September 23, 2014

/s/ David S. Bryson	Senior Vice President and Chief Financial Officer and Director
David S. Bryson	(Principal Financial and Accounting Officer)	September 23, 2014

/s/Alan T.C. Hair
Alan T.C. Hair	Director	September 23, 2014

/s/Patrick Merrin
Patrick Merrin	Director	September 23, 2014

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of the Registrant in the United States, in the City of Newark, State of Delaware, USA on this 23rd day of September, 2014.

Donald J. Puglisi
(Authorized U.S. Representative)
by	/s/Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director
Puglisi & Associates